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As filed with the Securities and Exchange Commission on April 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HILAND PARTNERS, LP
(Exact name of Registrant as Specified in its Charter)

Delaware	71-0972724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

205 West Maple, Suite 1100
Enid, Oklahoma 73701
(Address of Principal Executive Offices, including Zip Code)

Hiland Partners
Long-Term Incentive Plan
(Full title of the plan)

Ken Maples
Hiland Partners, LP
205 West Maple, Suite 1100
Enid, Oklahoma 73701
(580) 242-6040
(Name, Address and Telephone Number,
including Area Code, of Agent for Service)

Copy to:

David P. Oelman
Douglas E. McWilliams
Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002-6760
(713) 758-2222

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Common Units of Hiland Partners, LP	680,000	$34.41	$23,398,800	$2,754.04

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional Common Units that become issuable under the plan by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant's outstanding Common Units.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on The Nasdaq National Market on April 13, 2005 ($34.41 per unit).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2004; and

  •
  The description of the our common units contained in our Registration Statement on Form 8-A filed on January 19, 2005.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Pursuant to Section 7.7 of our partnership agreement, we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events. Section 7.7 of our partnership agreement is incorporated herein by this reference. Reference is also made to Section 8 of the Underwriting Agreement filed as an exhibit to our registration statement on Form S-1, as amended (Registration No. 333-119908) in which Hiland Partners GP, LLC, and certain of its affiliates, agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

        To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

No.	Description
4.1	Hiland Partners Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1, as amended (File No. 333-119908)).
4.2
Form of the Amended and Restated Limited Partnership Agreement of Hiland Partners, LP (incorporated by reference to Appendix A to the Registration Statement on Form S-1, as amended (File No. 333-119908)).
4.3	Form of Unit Option Grant (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1, as amended (File No. 333-119908)).
4.4*	Form of Grant of Restricted Units under the Hiland Partners, LP Long-Term Incentive Plan.
4.5*	Form of Grant of Phantom Units under the Hiland Partners, LP Long-Term Incentive Plan.
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
23.1*	Consent of Grant Thornton L.L.P.
23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
24.1*	Powers of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

*
Filed herewith.

Item 9. Undertakings.

        (a)    The undersigned Registrant hereby undertakes:

          (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on the 14th day of April, 2005.

HILAND PARTNERS, LP

by:	Hiland Partners GP, LLC,
its general partner
By:	/s/ RANDY MOEDER Name: Randy Moeder Title: Chief Executive Officer, President and Director

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy Moeder and Ken Maples and each of them severally as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of April, 2005.

Signature	Title	Date

/s/ HAROLD HAMM Harold Hamm	Chairman of the Board	April 14, 2005
/s/ RANDY MOEDER Randy Moeder	Chief Executive Officer, President and Director	April 14, 2005
/s/ KEN MAPLES Ken Maples	Chief Financial Officer, Secretary and Director	April 14, 2005
/s/ MICHAEL L. GREENWOOD Michael L. Greenwood	Director	April 14, 2005
/s/ EDWARD D. DOHERTY Edward D. Doherty	Director	April 14, 2005

INDEX TO EXHIBITS

No.	Description
4.1	Hiland Partners Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1, as amended (File No. 333-119908)).
4.2
Form of the Amended and Restated Limited Partnership Agreement of Hiland Partners, LP (incorporated by reference to Appendix A to the Registration Statement on Form S-1, as amended (File No. 333-119908)).
4.3	Form of Unit Option Grant (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1, as amended (File No. 333-119908)).
4.4*	Form of Grant of Restricted Units under the Hiland Partners, LP Long-Term Incentive Plan.
4.5*	Form of Grant of Phantom Units under the Hiland Partners, LP Long-Term Incentive Plan.
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
23.1*	Consent of Grant Thornton L.L.P.
23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
24.1*	Powers of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

*
Filed herewith.

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS